Exhibit 99.1

	CONTACT:	Michael W. Collier
NEWS RELEASE		Vice President, Investor Relations Willbros USA, Inc. (713) 403-8016

Connie Dever
Director, Strategic Planning
Willbros USA, Inc.
FOR IMMEDIATE RELEASE		(713) 403-8035
WILLBROS ENTERS INTO AGREEMENT TO CONVERT NOTES
HOUSTON, TX — May 17, 2007 — Willbros Group, Inc. (the “Company”) (NYSE: WG) today reported that on May 16, 2007, it entered into Conversion Agreements (the “Conversion Agreements”) with two holders of the Company’s 6.5% Senior Convertible Notes due 2012 issued between December 2005 and March 2006 (the “6.5% Notes”). Under the Conversion Agreements, the investors will convert $36.25 million in aggregate principal amount of the 6.5% Notes into a total of 2,064,821 shares of the Company’s common stock. As an inducement for the investors to convert the 6.5% Notes, the Company has also agreed pursuant to the Conversion Agreement to make a cash payment to the investors in an aggregate amount equal to approximately $8.97 million, plus accrued interest for the current interest period. The transaction, which was privately negotiated with the investors, is expected to close on May 18, 2007. Subsequent to the closing, $48.25 million in aggregate principal amount of the 6.5% Notes will remain outstanding.
Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering, construction and EPC services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
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